Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
May 5, 2005
NYSE Symbol: CPK

CHESAPEAKE UTILITIES FILES FOR
NATURAL GAS BASE RATE INCREASE IN MARYLAND

Officials at Chesapeake Utilities Corporation announced today that the Company filed a base rate increase request with the Maryland Public Service Commission (PSC) on May 1, 2006, its first filing of this type in the State of Maryland in 11 years. The Company’s last filing for a Maryland division base rate increase was in July 1995. The proposed base rate adjustment results in an increase of approximately 6.5 percent on average for the Company’s firm residential, commercial, and industrial customers in Maryland. This base rate increase translates into less than a one percent increase annually for the last eleven years, which is significantly less than the rate of inflation over those same years. The proposed increase is expected to generate an additional $1,137,000 of revenue for the Company on an annualized basis.

The rate adjustment would cover the increase in expenses and investment in infrastructure necessary to continue providing the current level of service to the Company’s Maryland division customers. Within this request, the Company’s Maryland division is also seeking the PSC’s approval to amortize $1,159,000 of environmental remediation costs over a 10-year period.

The Company filed a second application on May 5, 2006 requesting the PSC approve a 4.8 percent increase in base rates on an interim basis, subject to refund, pending completion of the PSC’s formal regulatory process this year. The Company is requesting that these interim base rates become effective in approximately thirty days.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing; propane gas distribution and wholesale marketing; advanced information services; and other related businesses. Information about Chesapeake's businesses is available at www.chpk.com.

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FOR MORE INFORMATION:
Jeffrey Tietbohl, Director of Regional Business Planning and Development
302.734.6797, Ext. 6742